CITIGROUP [LOGO]






January 7, 2005


Office of Document Control, Investment Management
U.S. Securities and Exchange Commission
450 Fifth St., NW
Washington, D.C.  20549

RE:      Forum Funds
         Remove Form N-14 EDGAR Filed on December 16, 2004
         File No. 333-121310

Dear Sir or Madam:


Please remove the Forum Funds Form N-14 filed on December 16, 2004 with accession number 0001275125-04-000424 pursuant to Rule 477 of the Securities Act of 1933. The filing was inadvertently filed on a Form N-14 rather than a Form N-14A. The filing was resubmitted the same day on Form N-14A with accession number 0001275125-04-0426.


If you have any questions concerning this filing, please do not hesitate to contact me at (207) 822-6228.


Very truly yours,

/s/ Patrick J. Keniston

Patrick J. Keniston
Forum Administrative Services, LLC

cc:      John M. Ganley
                  U.S. Securities and Exchange Commission
         Anthony C.J. Nuland
                  Seward and Kissel, LLP




         Forum Financial Group Two Portland Square Portland, Maine 04101